UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2013

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35423	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Stockholders of SunCoke Energy, Inc. (the “Company”) held on May 9, 2013, the stockholders of the Company approved the SunCoke Energy, Inc. Senior Executive Incentive Plan (the “SEIP”) and the amended and restated SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “LTPEP”). The Board of Directors (“Board”) of the Company had previously approved the SEIP and the LTPEP.

The SEIP

The SEIP is intended to work in conjunction with the Company’s Annual Incentive Plan, pursuant to which annual cash bonuses are paid to eligible employees. Its effect is to set a performance-based ceiling on such bonuses in order to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code (“Code”). The SEIP is administered by the Compensation Committee (the “Committee”), which has the authority to determine eligibility and amounts payable under upon attainment of applicable performance goals.

The SEIP provides for an annual award fund of five percent (5%) of adjusted EBITDA. The award fund establishes the aggregate amount that will be available for the year from which annual incentive awards may be made. The Committee has the discretion to reduce the award fund for any year. Within the first 90 days of each year, the Committee allocates a percentage of the award fund to each participant, provided that no participant’s allocation can exceed 50% and the aggregate allocations cannot exceed 100%. The maximum amount that each participant may receive in any year will be: (i) for the CEO, the lesser of the award fund allocation or $4 million and (ii) for each other participant, the lesser of the award fund allocation or $2 million.

After the end of each year, the Committee will approve final bonus awards and has the discretionary authority to reduce (but not increase) award amounts. The Committee expects to exercise that discretion and thus does not anticipate that the maximum bonus opportunity will be paid to any participant. The Committee may amend or terminate the SEIP at any time, without the consent of participants and without the approval of the stockholders of the Company, provided that no amendment or termination shall affect the Company’s obligation to pay any bonus amount after it has been earned by a participant.

The LTPEP

The LTPEP is a stock-based compensation plan that provides for discretionary grants of stock options, stock unit awards and stock awards to key employees and non-employee directors. The LTPEP was initially adopted by the Company on July 21, 2011. The Company has obtained stockholder approval of the LTPEP at the May 9, 2013 Annual Meeting so that certain awards under the LTPEP can continue to be considered “performance-based” under Section 162(m) of the Code.

The LTPEP is administered by the Committee, which has the authority to determine eligibility, and the form and amount of the awards to be granted. The number of shares of Company common stock that may be issued under the LTPEP is 7,600,000 shares. Of these, the maximum number of shares as to which a key employee may receive stock options in any calendar year is 1,250,000, and the maximum number of shares issuable as stock and/or stock unit awards intended to qualify as “performance-based” under Section 162(m) of the Code to any single key employee in any calendar year is 750,000. Each award made under the LTPEP will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the LTPEP.

The Committee may amend any award agreement at any time, provided that no amendment may cause an award to cease to qualify as “performance-based” under Section 162(m) of the Code or materially impair the right of any participant under any agreement without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule. The Committee may terminate, suspend or amend the LTPEP, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule. No awards may be granted under the Plan on or after February 22, 2023.

A detailed description of each of the LTPEP and the SEIP (collectively, the “Plans”) is included as part of Item 3 and Item 4, respectively, of the proposals in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 28, 2013 (the “Proxy Statement”). The foregoing brief descriptions of the SEIP and the LTPEP are qualified in their entirety by, and subject to, the full text of the Plans, copies of which were are attached as Exhibits A and B to the Proxy Statement, and which are listed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	SunCoke Energy, Inc. Senior Executive Incentive Plan (incorporated by reference to Exhibit B to the Company’s 2013 Proxy Statement for the Annual Meeting held on May 9, 2013).

10.2	SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (incorporated by reference to Exhibit A to the Company’s 2013 Proxy Statement for the Annual Meeting held on May 9, 2013).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2013

SUNCOKE ENERGY, INC. (Registrant)

By:	/s/ Denise R. Cade
Denise R. Cade Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer